EXHIBIT 99.1

THIRTIETH AMENDMENT
TO
SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
CORPORATE OFFICE PROPERTIES, L.P.

This Thirtieth Amendment (the “Amendment”) to the Second Amended and Restated Limited Partnership Agreement Of Corporate Office Properties, L.P., a Delaware limited partnership (the Partnership), is made and entered into as of July 16, 2013, by the undersigned.

Recitals

A.    The Partnership is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act and governed by that certain Second Amended and Restated Limited Partnership Agreement dated as of December 7, 1999, as amended to the date hereof (as amended, the “Partnership Agreement”).

B.    The sole general partner of the Partnership is Corporate Office Properties Trust, a real estate investment trust formed under the laws of the State of Maryland (the “General Partner”).

C.    Pursuant to Section 11.1 (b) (iii), the General Partner desires to amend the Partnership Agreement to reflect the admission, substitution, termination and/or withdrawal of various limited partners in accordance with the terms of the Partnership Agreement.

NOW THEREFORE, the General Partner, intending to be legally bound, hereby amends the Partnership Agreement as follows, effective as of the date first set forth above.

1.
Exhibit 1, Schedule of Partners, as attached hereto and by this reference made a part hereof, is hereby substituted for and intended to replace any prior Exhibit 1 attached to a prior Amendment to the Partnership Agreement, and as attached hereto shall be a full and complete listing of all the general and limited partners of the Partnership as of the date of this Amendment, same being intended and hereby superceding all prior Exhibit 1 listings.

In Witness Whereof, the General Partner has executed this Amendment as of the day and year first above written.

Corporate Office Properties Trust, a
Maryland Real Estate Investment Trust

By:     /s/ Roger A. Waesche, Jr.
Roger A. Waesche, Jr.
President & Chief Executive Officer

Exhibit 1 Addendum--30th Amendment
Schedule of Partners
General Partner	Common Units of Partnership Units	Series H Preferred Units	Series I Preferred Units	Series K Preferred Units	Series L Preferred Units
Corporate Office Properties Trust	87,355,403	2,000,000		531,667	6,900,000

Limited Partners and Preferred Limited Partners
Jay H. Shidler	431,893
Shidler Equities, L.P.	1,353,963
Clay W. Hamlin, III	63,244
LBCW Limited Partnership	841,107
Robert L. Denton	329,000
James K. Davis	51,589
Samuel Tang	4,389
Lawrence J. Taff	13,733
M.O.R. 44 Gateway Associates Limited Partnership	1
John Parsinen	49,434
M.O.R. Commons Limited Partnership	7
Lynn Hamlin	121,411
Housing Affiliates, Inc.	4,402
Reingle Corp.	730
Joseph Tawil	2,160
The Lovejoy Trust	59,528
The Century Trust	59,528
A. Charles Wilson, Trustee of the A. Charles Wilson and Betty S. Wilson Trust u/d/t June 18, 1980--Survivor's Trust	5,908
Irwin Hoffman	1,880
The Rouse Family Exemption Trust	2,160
Lawrence G. Rief	2,526
David D. Jenkins	262,165
RA & DM, Inc.	2,954
Richard Alter	43,817
Donald Manekin	23,336
William Winstead	14,019
Richard Manekin	8,988
Robert Manekin	8,988
Charles Manekin	3,899
Francine Manekin	880
Sandye Sirota	5,427
Lynn Stern	880
Louis LaPenna	2,513
Jamie Deutsch	22
Kelly Alter	22
Bryn Mawr Presbyterian Church	150
The Nichols School	1,870
TRC Associates Limited Partnership			352,000
TOTAL	91,133,926	2,000,000	352,000	531,667	6,900,000